As filed with the Securities and Exchange Commission on July 30, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MORNINGSTAR, INC.
(Exact name of registrant as specified in its charter)

Illinois (State or other jurisdiction of incorporation or organization)	36-3297908 (I.R.S. Employer Identification No.)

22 West Washington Street Chicago, Illinois (Address of Principal Executive Offices)	60602 (Zip Code)

Morningstar, Inc. Amended and Restated 2011 Stock Incentive Plan
(Full title of the plan)

Patrick J. Maloney
General Counsel
Morningstar, Inc.
22 West Washington Street
Chicago, Illinois 60602
(Name and address of agent for service)

(312) 696-6000
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, no par value	1,050,000 shares (1)	$244.05	$256,252,500.00	$27,957.15

(1)	Morningstar, Inc. is filing this registration statement (the “Registration Statement”) to register 1,050,000 shares of Morningstar, Inc.’s common stock, no par value (the “Common Stock”) for issuance under the Morningstar, Inc. Amended and Restated 2011 Stock Incentive Plan (the “Plan”). Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional and indeterminate number of shares as may become issuable under the Plan to prevent dilution resulting from stock dividends, stock splits, recapitalization or similar transactions.

(2)	Pursuant to Rules 457(c) and 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for the purpose of calculating the amount of the registration fee and are based upon the average of the high and low prices of the Common Stock on July 27, 2021 as reported on NASDAQ Global Select Market.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed in order to register 1,050,000 additional shares of Common Stock which may be offered or sold to participants under the Plan, following the approval of the Plan and such share increase by the Company’s stockholders on May 14, 2021.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

Morningstar, Inc., an Illinois corporation (“Morningstar”), hereby incorporates by reference in this Registration Statement the following documents and information previously filed with the Securities and Exchange Commission (the “Commission”):

(1)	Morningstar’s annual report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on February 26, 2021;

(2)	The information specifically incorporated by reference into the annual report on Form 10-K referred to in (1) above from Morningstar’s definitive proxy statement on Schedule 14A, filed with the Commission on April 1, 2021;

(3)	Morningstar’s quarterly report on Form 10-Q for the quarter ended March 31, 2021, filed with the Commission on April 30, 2021;

(4)	Morningstar’s quarterly report on Form 10-Q for the quarter ended June 30, 2021, filed with the Commission on July 30, 2021;

(5)	Morningstar’s current reports on Form 8-K, filed with the Commission on February 24, 2021, May 17, 2021 and May 20, 2021; and

(6)	The description of Morningstar’s Common Stock contained in Morningstar’s Registration Statement on Form 8-A filed with the Commission on April 29, 2005 pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as updated by Exhibit 4.2 to Morningstar’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Commission on March 2, 2020, together with any subsequent amendment or any report filed for the purpose of updating such description.

All documents subsequently filed by Morningstar with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a current report on Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items, or any information that is otherwise furnished under applicable Commission rules rather than filed), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

The documents listed above or subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the Commission of Morningstar’s Annual Report on Form 10-K covering such year shall cease to be Incorporated Documents or be incorporated by reference in this Registration Statement from and after the filing of such Annual Report.

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel .

The validity of the securities registered hereunder will be passed upon for Morningstar by Patrick J. Maloney, its General Counsel. Mr. Maloney may receive awards under the Plan. Mr. Maloney beneficially owns or has rights to acquire an aggregate of less than 1.0% of Morningstar’s Common Stock.

Item 6. Indemnification of Directors and Officers

Section 8.75 of Chapter 805 of the Illinois Business Corporation Act (the “IBCA”) provides generally and in pertinent parts that an Illinois corporation may indemnify its directors, officers, employees and agents, or anyone serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (in the case of actions by or in the right of the corporation) or against expenses, judgments, fines, and settlements (in all other cases) actually and reasonably incurred by them in connection with any action, suit, or proceeding if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation and, in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful, provided that no indemnification shall be made with respect to any claim, issue, or matter as to which such person has been adjudged to have been liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity. If a present or former director, officer or employee of an Illinois corporation has been successful in the defense of any such action, suit or proceeding, claim, issue or matter, such person shall be indemnified by the corporation against expenses actually and reasonably incurred by such person in connection therewith, if the person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation.

Section 8.75 of Chapter 805 of the IBCA further permits an Illinois corporation to pay expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding if the director or officer undertakes to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the corporation. An Illinois corporation may also grant additional indemnification through its by-laws, agreements, votes of shareholders or disinterested directors, or otherwise, and may purchase and maintain insurance on behalf of any indemnifiable person against any liability asserted against such person and incurred by such person in his or her capacity as an indemnifiable person whether or not the corporation would have the power to indemnify such person against liability under the terms of Section 8.75 of Chapter 805 of the IBCA.

Article SEVENTH of our Amended and Restated Articles of Incorporation provides that we will, to the fullest extent allowed by Section 8.75 of Chapter 805 of the IBCA, as amended from time to time, indemnify all persons whom we may indemnify pursuant thereto. As permitted by Section 2.10 of Chapter 805 of the IBCA, our Amended and Restated Articles of Incorporation include as Article EIGHTH thereof a provision eliminating, to the extent permitted by Illinois law, the personal liability of each of our directors to Morningstar or our shareholders for monetary damages for breach of fiduciary duties.

Article VI of our By-laws, as in effect on February 27, 2018, provides that we will indemnify, to the fullest extent allowed, any and all persons whom we have the power to indemnify under the IBCA against any and all expenses, judgments, fines, amounts paid in settlement, and any other liabilities. In addition, we may, at the discretion of our board of directors, purchase and maintain insurance to protect ourselves and any indemnifiable persons against any such expense, fine, amount paid in settlement or other liability, whether or not we would have the power to indemnify such persons under the IBCA.

We have entered into indemnification agreements with each of our directors and executive officers which may be broader than the specific indemnification provisions contained in the IBCA, as amended from time to time. These indemnification agreements require us, among other things, to indemnify our directors, officers, and certain key employees against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors or executive officers in investigating or defending any such action, suit, or proceeding. However, an individual will not receive indemnification for judgments, settlements, or expenses if he or she is found liable to us (except to the extent a court determines he or she is fairly and reasonably entitled to indemnity for expenses), for settlements not approved by us, or for settlements and expenses if a settlement is not approved by a court.

We have obtained a directors’ and officers’ liability insurance policy, which insures against liabilities that directors or officers may incur in such capacities. This insurance policy, together with indemnification agreements, may be sufficiently broad to permit indemnification of our directors and officers for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
3.1	Amended and Restated Articles of Incorporation of Morningstar are incorporated by reference to Exhibit 3.1 to our Registration Statement on Form S-1, as amended, Registration No. 333-115209.
3.2	By-laws of Morningstar, as in effect on February 27, 2018, are incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K that we filed with the SEC on February 28, 2018.
4.1	Morningstar, Inc. Amended and Restated 2011 Stock Incentive Plan, is incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K that we filed with the Commission on May 20, 2021.
5.1*	Opinion of Patrick J. Maloney, Esq.
23.1*	Consent of Independent Registered Public Accounting Firm
23.2*	Consent of Patrick J. Maloney, Esq. (included in Exhibit 5.1)
24.1*	Power of Attorney

*Filed herewith

Item 9. Undertakings.

(a)	Morningstar hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by Morningstar pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	Morningstar hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Morningstar’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Morningstar pursuant to the foregoing provisions, or otherwise, Morningstar has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Morningstar of expenses incurred or paid by a director, officer or controlling person of Morningstar in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Morningstar will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Morningstar certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 30th day of July, 2021.

MORNINGSTAR, INC.

By:	/s/ Jason Dubinsky
Jason Dubinsky
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Kunal Kapoor Kunal Kapoor	Chief Executive Officer (principal executive officer) and Director	July 30, 2021

/s/ Jason Dubinsky Jason Dubinsky	Chief Financial Officer (principal financial officer)	July 30, 2021

/s/ Kimberly McGarry Kimberly McGarry	Chief Accounting Officer (principal accounting officer)	July 30, 2021

/s/ Joe Mansueto Joe Mansueto	Executive Chairman and Chairman of the Board	July 30, 2021

/s/ Robin Diamonte Robin Diamonte	Director	July 30, 2021

/s/ Cheryl Francis Cheryl Francis	Director	July 30, 2021

/s/ Stephen Joynt Stephen Joynt	Director	July 30, 2021

/s/ Steven Kaplan Steven Kaplan	Director	July 30, 2021

/s/ Gail Landis Gail Landis	Director	July 30, 2021

/s/ Bill Lyons Bill Lyons	Director	July 30, 2021

/s/ Doniel Sutton Doniel Sutton	Director	July 30, 2021

/s/ Caroline Tsay Caroline Tsay	Director	July 30, 2021